 Exhibit 99.1

1600 West Merit Parkway South Jordan, UT  84095
Telephone:  801-253-1600 Fax:  801-253-1688

 PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	February 23, 2012
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD SALES AND NET INCOME
FOR THE YEAR ENDED DECEMBER 31, 2011
AND GIVES SALES AND EARNINGS GUIDANCE FOR 2012

-Revenues Up 21% for the Year and 12% for the Quarter

Gross Margins Up 270 Basis Points for the Year
and 150 Basis Points for the Quarter

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced revenues of $91.1 million for the quarter ended December 31, 2011, an increase of 12% over revenues of $81.2 million for the quarter ended December 31, 2010. Revenues for the year ended December 31, 2011 were a record $359.4 million, an increase of 21% over revenues of $296.8 million for the year ended December 31, 2010. Merit's core business grew 12% and 14% for the quarter and year ended December 31, 2011, respectively, compared to the corresponding periods of 2010.
Merit's non-GAAP net income for the quarter ended December 31, 2011, was $7.4 million, up 10%, or $0.18 per share, compared to $6.7 million, or $0.19 per share, for the quarter ended December 31, 2010. Merit's non-GAAP net income for the year ended December 31, 2011 was $30.9 million, up 23%, or $0.78 per share, compared to $25.2 million, or $0.70 per share, for the year ended December 31, 2010.
GAAP net income for the quarter ended December 31, 2011 was $5.0 million, up 18%, or $0.12 per share, compared to $4.2 million, or $0.12 per share, for the fourth quarter of 2010. GAAP net income for the year ended December 31, 2011 was $23.0 million, up 85%, or $0.58 per share, compared to $12.5 million, or $0.35 per share, for the year ended December 31, 2010.
Gross margins for the fourth quarter of 2011 were 46.3% of sales, up 150 basis points, compared to 44.8% of sales for the fourth quarter of 2010, and also up sequentially from 45.4% of sales for the third quarter of 2011.
Gross margins improved to 46.0% of sales for the year ended December 31, 2011, compared to 43.3% of sales for the year ended December 31, 2010, an improvement of 270 basis points. The improvement in gross margins for the quarter and year ended December 31, 2011 can be attributed primarily to increased sales of BioSphere products, which generally provide a higher gross margin than many of Merit's legacy products, and increased direct sales in China.
“2011 was an important year for Merit's future,” said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. “We successfully integrated the BioSphere Medical business during the year and commenced the HiQuality clinical trial, which we believe, when completed, will support substantial future growth. We also acquired the technology relating to the Ostial Pro® Stent Positioning System, which we acquired during January 2012 and is scheduled to be launched over the next several weeks, as well as the technology relating to a crossing support catheter from QX Medical, LLC, which will be introduced later this year.”
“Construction of facilities for anticipated future growth is well underway, with three new buildings coming on line late this year. We believe these new facilities will help us consolidate older facilities and substantially improve productivity,” Lampropoulos continued. “We believe an advanced new product pipeline will enhance growth moving forward with new technologies in non-vascular stents and balloon catheters this year.”
“Merit will continue to expand its opportunities in Brazil, India, Russia and Eastern Europe by adopting modified versions of the system we implemented in China,” Lampropoulos said. “We believe new products, facilities, geographic expansion and tuck-in acquisitions will move us forward in the future.”
For the fourth quarter of 2011, compared to the fourth quarter of 2010, Endotek sales rose 51%; catheter sales increased 25%; embolotherapy device sales grew 15%; stand-alone device sales rose 9%; custom kit and tray sales increased 9%; and inflation device sales grew 5%. Excluding lower sales to an OEM customer, inflation device sales rose 12%. Sales of catheters and non-vascular stent products increased due primarily to competitive withdrawals, and we believe this new business is sustainable in the future.
For the year ended December 31, 2011, compared to the year ended December 31, 2010, Endotek sales rose 33%; catheter sales grew 23%; stand-alone device sales increased 15%; custom kit and tray sales rose 11%; and inflation device sales grew 8%. Excluding decreased sales to the OEM customer referenced above, inflation device sales were up 11%.
Selling, general and administrative expenses were 30.8% and 29.1% of Merit's sales for the quarter and year ended December 31, 2011, respectively, compared with 32.2% and 29.5% of Merit's sales for the comparable periods of 2010, respectively. SG&A expenses would have been 30.6% and 27.8% of sales for the quarter and year ended December 31, 2010, respectively, if not for non-recurring transaction and integration expenses attributable to the BioSphere acquisition of $1.3 million for the quarter and $5.2 million for the year ended December 31, 2010, respectively. The increase in SG&A expenses for the year ended December 31, 2011 was primarily related to the addition of sales and marketing employees, trade shows, commissions, amortization of intangibles relating to the BioSphere acquisition and starting up Merit's Chinese distribution system.
Research and development costs were 6.7% and 6.1% of sales for the quarter and year ended December 31, 2011, respectively, compared to 5.8% and 5.2% of sales for the comparable periods of 2010, respectively. The increase in R&D expense for the quarter and year ended December 31, 2011 was attributable primarily to headcount additions to support various new product launches, regulatory costs for seeking product approvals from the U.S. Food and Drug Administration and international regulatory agencies, additional regulatory costs incurred for the start-up of Merit's HiQuality clinical trial and the development of several new products for Merit's endoscopy product line.
Acquired in-process research and development costs were 2.6% and 1.6% of sales for the quarter and year ended December 31, 2011. During the quarter ended December 31, 2011, Merit incurred a $2.0 million charge related to the purchase of support guide catheter technology from QX Medical, and $400,000 related to the write-off of acquired in-process research and development related to Merit's acquisition of Alveolus, Inc. During the year ended December 31, 2011, Merit also incurred a $1.0 million charge related to the acquisition of a vena cava filter, a $1.9 million charge related to the acquisition of flexible sheath technology and $500,000 related to the write-off of coating technology acquired from Vysera Biomedical Ltd.
Interest expense was $34,000 for the quarter ended December 31, 2011, compared to $451,000 for the quarter ended December 31, 2010. This decrease was primarily related to lower debt balances as the result of Merit's use of stock offering proceeds to pay down balances under its credit facility. Interest expense was $789,000 for the year ended December 31, 2011, compared to $596,000 for the year ended December 31, 2010. This increase was primarily the result of the finance costs associated with the BioSphere acquisition, which were higher due to more days outstanding in 2011 than in 2010.
Merit's effective tax rates for the quarter and year ended December 31, 2011 were 14.0% and

29.9%, respectively, compared to 17.9% and 25.8% for the comparable periods of 2010, respectively. The decreased tax rate for the quarter ended December 31, 2011 was primarily attributable to an increase in Merit's production tax credits. The increased tax rate for the year ended December 31, 2011 was largely the result of Merit's increased U.S. operations which are taxed at a higher rate than foreign operations income, primarily Merit's Irish operations.
Merit generated $34.0 million in cash from operations for the year ended December 31, 2011, compared to $34.8 million for the year ended December 31, 2010.

2012 GUIDANCE
Based upon information currently available to Merit's management, Merit currently estimates that for the year ending December 31, 2012, absent extraordinary transactions, Merit's revenues will be in the range of $392-$402 million, an increase of approximately 9-12%, compared to revenues of $359.4 million for the year ended December 31, 2011. Also based on information currently available to Merit's management, Merit currently estimates that, absent non-recurring transactions, Merit's GAAP earnings per share for 2012 will be in the range of $0.55-$0.60, compared to GAAP earnings per share of $0.58 for calendar year 2011, and non-GAAP earnings per share of $0.67-$0.72, excluding the acquired in-process research and development and the amortization of intangibles, net of tax.

CONFERENCE CALL

Merit invites all interested parties to participate in its fourth quarter and year-end conference call today, February 23rd, 2012, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is (877) 941-2332, and the international number is (480) 629-9723. A live webcast as well as a rebroadcast can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

SALES	$91,092	$81,203	$359,449	$296,755

COST OF SALES	48,947	44,845	193,981	168,257

GROSS PROFIT	42,145	36,358	165,468	128,498

OPERATING EXPENSES
Selling, general and administrative	28,028	26,164	104,502	87,615
Research and development	6,091	4,671	21,938	15,335
Acquired in-process research and development	2,400		5,838
Goodwill impairment charge				8,344
Total	36,519	30,835	132,278	111,294

INCOME FROM OPERATIONS	5,626	5,523	33,190	17,204

OTHER INCOME (EXPENSE)
Interest income	77	7	129	34
Interest expense	(34)	(451)	(789)	(596)
Other income	107	52	345	146
Total other income (expense) - net	150	(392)	(315)	(416)

INCOME BEFORE INCOME TAX EXPENSE	5,776	5,131	32,875	16,788

INCOME TAX EXPENSE	806	921	9,831	4,328

NET INCOME	$4,970	$4,210	$23,044	$12,460

EARNINGS PER SHARE
Basic	$0.12	$0.12	$0.59	$0.35

Diluted	$0.12	$0.12	$0.58	$0.35

AVERAGE COMMON SHARES
Basic	41,949	35,421	39,086	35,290

Diluted	42,410	36,051	39,733	35,976

BALANCE SHEET
(Unaudited in thousands)

	December 31, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$10,128	$3,735
Trade receivables, net	40,550	37,362
Employee receivables	154	110
Other receivables	1,750	1,242
Inventories	69,911	60,597
Prepaid expenses and other assets	4,658	2,541
Deferred income tax assets	3,704	4,647
Income tax refunds receivable	2,797	2,067
Total Current Assets	133,652	112,301

Property and equipment, net	179,140	128,055
Other intangibles, net	56,669	57,184
Goodwill	61,144	58,675
Deferred income tax assets	5,366	4,140
Marketable securities	2,798
Other Assets	8,248	9,125
Total Assets	$447,017	$369,480

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	22,727	20,092
Accrued expenses	18,876	18,890
Advances from employees	225	307
Income taxes payable	646	887
Total Current Liabilities	42,474	40,176

Deferred income tax liabilities	2,112	1,267
Liabilities related to unrecognized tax benefits	3,489	3,527
Deferred compensation payable	4,585	4,258
Deferred credits	1,984	1,763
Long-term debt	30,737	81,538
Other long-term obligations	4,547	1,336
Total Liabilities	89,928	133,865

Stockholders' Equity
Common stock	166,231	67,091
Retained earnings	190,708	167,664
Accumulated other comprehensive income	150	860
Total stockholders' equity	357,089	235,615
Total Liabilities and Stockholders' Equity	$447,017	$369,480

Although Merit's financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit's management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit's ongoing operations and can be useful for period-over-period comparisons of such operations. The following table sets forth supplemental financial data and corresponding reconciliations to Merit's GAAP financial statements for the three and twelve-month periods ended December 31, 2011 and 2010. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Non-GAAP ADJUSTMENTS (net of tax effect)
GAAP net income	$4,970	$4,210	$23,044	$12,460

BioSphere acquisition costs		145	86	2,456
BioSphere severance costs		1,137		2,774
Fair value write-up of acquired inventory sold (a)	80	1,595	724	1,717
Long-term asset impairment charges (b)	44	100	103	593
Goodwill impairment charge				8,344
Legal settlement				477
Acquired in-process research and development	2,400		5,838
Amortization of intangible assets:
Cost of sales	670	645	2,588	1,884
SG&A expenses	804	597	3,389	1,661
Income tax effect of reconciling items (c)	(1,519)	(1,603)	(4,837)	(7,564)
Tax effect of non-deductible transactions costs	—	(83)	—	359
Non-GAAP net income without intangible amortization	$7,449	$6,743	$30,935	$25,161

Non-GAAP net income per share
Diluted net income with intangible amortization	0.18	0.19	0.78	0.70

Shares used to compute Non-GAAP net income per share
Diluted	42,410	36,051	39,733	35,976

The non-GAAP income for adjustments referenced in the preceding table do not reflect stock-based compensation expense of $562,000 and $343,000, for three months ended December 31, 2011 and 2010, respectively, and $1.6 million and $1.3 million for the year ended December 31, 2011 and 2010, respectively.

(a)   Increase in cost of goods sold related to the mark-up of finished goods associated with Merit's acquisition of BioSphere.
(b)   Amounts represent patents and trademarks and construction work-in-progress equipment abandoned.
(c)   Reflects an estimated annual effective tax rate of 38% on a non-GAAP basis.

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 130 individuals. Merit employs approximately 2,400 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income or other financial results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2010. Such risks and uncertainties include risks relating to Merit's product recalls and product liability claims; compliance with governmental regulations and administrative procedures; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future acquisitions; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel;

work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2010 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.
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